Exhibit 99.1

The Hanover Reports Fourth Quarter Net Income and

Operating Income of $2.88 and $1.51 per Diluted Share, Respectively;

Full Year Net Income and Operating Income of $9.09 and $6.79 per Diluted Share, Respectively;

Full Year Combined Ratio of 96.1%; Combined Ratio, Excluding Catastrophes, of 90.9%

WORCESTER, Mass., January 30, 2019 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $123.6 million, or $2.88 per diluted share, in the fourth quarter of 2018, compared to $51.5 million, or $1.20 per diluted share, in the prior-year quarter. Operating income(1) was $64.9 million, or $1.51 per diluted share, for the fourth quarter of 2018. This compares to operating income of $65.8 million, or $1.53 per diluted share, in the prior-year quarter. The difference between net and operating income in the fourth quarter of 2018 is primarily due to the after-tax gain on the sale of the Chaucer business of $131.9 million, or $3.08 per diluted share, partially offset by an after-tax decrease in the fair value of equity securities of $39.6 million, or $0.92 per diluted share, and an after-tax loss on the repayment of debt of $20.8 million, or $0.48 per diluted share.

Net income for the full year 2018 was $391.0 million, or $9.09 per diluted share. This compares to net income of $186.2 million, or $4.33 per diluted share, for the full year of 2017. Operating income was $292.1 million, or $6.79 per diluted share, in 2018, compared to operating income of $192.6 million, or $4.48 per diluted share, in 2017.

Fourth Quarter and Full Year Highlights

•	Fourth quarter combined ratio of 97.4%, including 4.6 points of catastrophe losses
•	Net premiums written increased 6.5% for the fourth quarter and 6.7% for the year, with growth in more profitable Personal Lines, Specialty, and Small Commercial businesses
•	Continued price increases in both Commercial and Personal Lines, with an increase of 6.1% in Core Commercial Lines in the fourth quarter
•

Net investment income of $69.4 million in the fourth quarter, up 10.9% from the prior-year quarter, and $267.4 million for the full year, up 9.6% from 2017, driven by higher cash flows from operations and higher partnership income

•	Book value per share of $69.81, down 0.8% from September 30, 2018; book value per share up 5.9%, adding back the impact of the $4.75 special dividend, declared on December 30, 2018(2)
•

Following the close of the Chaucer sale on December 28, 2018, the Board of Directors approved a special dividend of $4.75 per common share and an Accelerated Share Repurchase (“ASR”) agreement for $250 million; the company retired 1.8 million shares as of the ASR settlement date on January 2, 2019

•	Repurchased approximately 117,400 shares of common stock for $13.5 million during the fourth quarter and approximately 497,200 shares for $57.7 million during the full year 2018
•	On December 7, 2018, the Board of Directors approved an increase to the quarterly common dividend of 11%, to $0.60 per common share

(1)	See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

	Three Months ended		Year ended
	December 31		December 31
($ in millions, except per share data)	2018	2017	2018	2017
Net premiums written	$1,044.7	$980.6	$4,384.8	$4,109.1
Net income	123.6	51.5	391.0	186.2
per diluted share	2.88	1.20	9.09	4.33
Operating income	64.9	65.8	292.1	192.6
per diluted share	1.51	1.53	6.79	4.48
Net investment income	69.4	62.6	267.4	243.9
Book value per share	$69.81	$70.59	$69.81	$70.59
Ending shares outstanding	42.3	42.5	42.3	42.5
Combined ratio	97.4%	95.0%	96.1%	97.3%
Catastrophe ratio	4.6%	4.1%	5.2%	6.4%
Combined ratio, excluding catastrophes(3)	92.8%	90.9%	90.9%	90.9%
Current accident year combined ratio, excluding catastrophes(4)	92.8%	90.9%	90.9%	90.9%

“2018 was a successful year for our company, marked by important strategic and operating accomplishments that position us to deliver even greater value over time,” said John C. Roche, president and chief executive officer at The Hanover. “The sale of Chaucer enables us to focus exclusively on our distinctive domestic business and provides additional financial flexibility. In 2018, we enhanced our product offering, our agency penetration and technological capabilities, while simultaneously improving our expense ratio.”

“Overall, we are very satisfied with our financial performance for the year,” Roche said. “We generated strong pre-tax operating income, which grew 8% excluding catastrophes(5).  We also delivered an annual adjusted operating ROE(6) of 12.6%, despite elevated catastrophes, property losses and increased severity in our auto lines, demonstrating the resiliency of our diversified, high quality book of business. We increased net premiums written by 6.7% for the year, emphasizing our high profit margin segments, including Personal Lines, Small Commercial and our most profitable Specialty businesses. We have every confidence in our ability to build on the positive momentum we have established across our company.”

“For the year, we reported operating income of $6.79 per diluted share.” said Jeffrey M. Farber, executive vice president and chief financial officer. “We reported a combined ratio, excluding catastrophe losses, of 90.9%, in line with our guidance and prior year results, and generated improved investment returns. We also committed to the effective and prompt deployment of the approximately $850 million in deployable equity generated by the Chaucer sale. Including the ASR agreement in progress, we have returned $450 million of the deployable equity to shareholders to date, and plan to continue to prioritize uses for the remaining equity in the best interest of our shareholders.”

Fourth Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $57.4 million, compared to $69.2 million in the fourth quarter of 2017. The Commercial Lines combined ratio was 98.2%, compared to 95.4% in the prior-year quarter. Catastrophe losses were $47.0 million, or 7.3 points of the combined ratio, primarily reflecting losses from the California wildfires and Hurricane Michael This compares to $29.5 million, or 4.8 points of the combined ratio, in the prior-year quarter. Fourth quarter 2018 results included $16.0 million, or 2.5 points, of net favorable prior-year reserve development, driven primarily by releases in Workers’ Compensation and Other Commercial Lines (“OCL”), partially offset by reserve increases in the Commercial Auto line as a result of higher bodily injury severity. This compares to net favorable prior-year reserve development of $9.3 million, or 1.5 points, in the fourth quarter of 2017.

Commercial Lines current accident year combined ratio, excluding catastrophes, increased by 1.3 points to 93.4%, from 92.1% in the prior-year quarter. The current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(7), increased by 1.6 points to 58.3%, driven by the Commercial Auto and Commercial Multiple Peril (“CMP”) lines. The higher Commercial Auto current accident year loss ratio reflected an increase in expected 2018 accident year losses in response to increased estimates for prior years in bodily injury liability coverage. The increase in the CMP loss and LAE ratio was driven by elevated property activity, partly due to large losses. This was partially offset by an improvement in the Workers’ Compensation loss and LAE ratio.

The expense ratio(8) improved by 0.3 points in the fourth quarter of 2018, attributable to continued operating efficiencies and fixed cost leverage from continued premium growth.

Net premiums written were $600.0 million in the quarter, up 6.2% from the prior-year quarter, driven by targeted price increases and stable retention of 83.8%. Core Commercial(9) business price increases(10) averaged 6.1% for the fourth quarter.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three Months ended		Year ended
	December 31		December 31
($ in millions)	2018	2017	2018	2017
Net premiums written	$600.0	$564.9	$2,610.7	$2,462.0
Net premiums earned	644.4	616.1	2,548.4	2,399.6
Operating income before taxes	57.4	69.2	265.7	177.4
Loss and LAE ratio	63.1%	60.0%	61.5%	63.7%
Expense ratio	35.1%	35.4%	34.9%	35.6%
Combined ratio	98.2%	95.4%	96.4%	99.3%
Prior year development ratio	(2.5)%	(1.5)%	(1.3)%	(0.4)%
Catastrophe ratio	7.3%	4.8%	5.6%	7.1%
Combined ratio, excluding catastrophes	90.9%	90.6%	90.8%	92.2%
Current accident year combined ratio, excluding catastrophes	93.4%	92.1%	92.1%	92.6%

Personal Lines

Personal Lines operating income before taxes was $36.5 million in the quarter, compared to $41.6 million in the fourth quarter of 2017. The Personal Lines combined ratio was 96.0%, compared to 94.0% in the prior-year quarter. Catastrophe losses were $3.0 million, or 0.7 points of the combined ratio, compared to $12.2 million, or 3.0 points, in the prior-year quarter. Fourth quarter 2018 results included $15.4 million, or 3.5 points, of net unfavorable prior-year reserve development, primarily related to adjustments on a small number of large losses in Homeowners and higher bodily injury severity in Auto. This compares to $9.3 million, or 2.3 points, in the fourth quarter of 2017.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased by 3.1 points to 91.8%, from 88.7% in the prior-year quarter, driven by higher current accident year losses in both Personal Auto and Homeowners. Increases in the Personal Auto current accident year loss and LAE ratio reflect an increase in expected losses for the 2018 accident year in response to increased estimates for prior accident years in bodily injury liability coverage. The increase in Homeowners was principally from elevated property losses, primarily due to non-catastrophe weather.

Net premiums written were $444.7 million in the quarter, up 7.0% from the prior-year quarter, due to higher renewal premium, primarily attributable to rate increases and stable retention of 83.7%. Personal Lines average rate increases in the fourth quarter of 2018 were approximately 4.6%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three Months ended		Year ended
	December 31		December 31
($ in millions)	2018	2017	2018	2017
Net premiums written	$444.7	$415.7	$1,774.1	$1,647.1
Net premiums earned	437.6	407.3	1,706.0	1,580.8
Operating income before taxes	36.5	41.6	146.2	158.7
Loss and LAE ratio	68.3%	66.4%	67.7%	66.1%
Expense ratio	27.7%	27.6%	27.8%	28.0%
Combined ratio	96.0%	94.0%	95.5%	94.1%
Prior year development ratio	3.5%	2.3%	2.0%	0.6%
Catastrophe ratio	0.7%	3.0%	4.5%	5.1%
Combined ratio, excluding catastrophes	95.3%	91.0%	91.0%	89.0%
Current accident year combined ratio, excluding catastrophes	91.8%	88.7%	89.0%	88.4%

Full Year 2018 Operating Results

Net income for the full year of 2018 was $391.0 million, compared to $186.2 million in 2017. Operating income before taxes and interest expenses was $406.5 million for the full year of 2018, with a combined ratio of 96.1%. In 2017, operating income before taxes and interest expense was $327.3 million, with a combined ratio of 97.3%.

Catastrophe losses were $219.2 million, or 5.2 points of the combined ratio in 2018, compared to $251.5 million, or 6.4 points, in the prior year.  For both years, prior year development was immaterial overall, with offsetting increases and decreases between lines.

The current accident year combined ratio, excluding catastrophe losses, was 90.9% in both 2018 and 2017. A 50 basis point improvement in the expense ratio in 2018 was offset by an increase in the current accident year loss and LAE ratio.

Commercial Lines operating income before taxes was $265.7 million in 2018, which included $142.3 million, or 5.6 points, of catastrophe losses, and $34.1 million, or 1.3 points, of net favorable prior-year reserve development. In 2017, Commercial Lines operating income before taxes was $177.4 million, which included $170.6 million, or 7.1 points, of catastrophe losses, and $9.4 million, or 0.4 points, of net favorable prior-year reserve development. The Commercial Lines current accident year combined ratio, excluding catastrophe losses, was 92.1%, compared to 92.6% in the prior-year, driven by an improvement in the expense ratio.

Personal Lines operating income before taxes was $146.2 million, which included $76.9 million, or 4.5 points, of catastrophe losses, and $33.3 million, or 2.0 points, of net unfavorable prior-year reserve development. In 2017, Personal Lines operating income before taxes was $158.7 million, which included $80.9 million, or 5.1 points, of catastrophe losses, and $9.4 million, or 0.6 points of net unfavorable prior-year reserve development. The Personal Lines current accident year combined ratio, excluding catastrophes, increased to 89.0% from 88.4% in the prior-year. The loss ratio increase was driven by an increase in property losses, primarily due to non-catastrophe weather, as well as elevated auto bodily injury loss severity.

Total net premiums written were $4.4 billion in 2018, up 6.7% from 2017, driven by Personal Lines growth of 7.7% and Commercial Lines growth of 6.0%.

Investments

Net investment income was $69.4 million for the fourth quarter of 2018, compared to $62.6 million in the prior-year quarter. The increase was primarily due to the investment of higher operating cash flows and higher returns on partnership investments. The average pre-tax earned yield on fixed maturities was 3.62% and 3.72% for the quarters ended December 31, 2018 and 2017, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended December 31, 2018 was 3.71%, consistent with the prior-year quarter.

In the fourth quarter of 2018, net realized and unrealized investment losses recognized in earnings were $54.5 million, primarily due to a decrease in the fair value of equity securities during the period. Net realized investment losses for the quarter also included $1.8 million of impairment charges. In the fourth quarter of 2017, net realized investment gains were $0.6 million, which included $1.1 million of impairment charges.

The company held $8.3 billion in cash and invested assets on December 31, 2018. Fixed maturities and cash represented 86% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized losses on the fixed maturity portfolio at the end of the fourth quarter of 2018 were $84.4 million before taxes, an increase in fair value of $27.3 million since September 30, 2018. This change was due to a decrease in prevailing interest rates, partially offset by widening credit spreads.

Non-Operating Items

On September 13, 2018, the company signed a definitive agreement to sell the entities comprising Chaucer Holdings Limited (“Chaucer”), its Lloyd’s-focused international specialty business, to China Reinsurance (Group) Corporation (“China Re”). As a result, beginning in the third quarter of 2018, Chaucer was reclassified to discontinued operations for all periods presented in The Hanover’s financial statements. On December 28, 2018, the company completed the sale of the major portion of Chaucer. The remaining assets and liabilities related to the Irish and Australian entities, which are pending, subject only to local regulatory approvals, have been classified as held-for-sale and aggregated into a single line item on each side of the consolidated balance sheet.

As a result of the sale, the Hanover recognized an after-tax GAAP gain of $131.9 million, or $3.08 per share, in the fourth quarter of 2018. The net after-tax economic gain, excluding the impact of historical unrealized investment losses, pension losses and other items, which better reflects the impact of the sale on the stated book value, was $190.6 million, or approximately $4.50 per share.

Additionally, in the fourth quarter of 2018, the company called a $125 million Federal Home Loan Bank (“FHLB”) note due 2029 with a coupon of 5.50%. The company recorded a non-operating charge of $20.8 million after taxes, or $0.48 per diluted share, in the fourth quarter, related to the pre-payment provision.

Shareholders’ Equity and Capital Actions

Book value per share of $69.81 decreased 0.8% from September 30, 2018, as the gain on the sale of Chaucer and core earnings accretion were more than offset by changes in fair value of the fixed income portfolio, regular quarterly dividend, and the declaration of a special dividend of $4.75 on December 30, 2018. Book value per share increased 5.9% for the fourth quarter, after adding back the impact of the special dividend.

During the year, the company repurchased approximately 497,200 shares of common stock for $57.7 million, at an average price of $115.95 per share, under the previous share purchase authorization, which was replaced on December 30, 2018 with a new $600 million share repurchase program.

Pursuant to the new authorization, the company entered into an ASR agreement of $250 million with J.P. Morgan on December 31, 2018. On January 2, 2019, 1.8 million shares were delivered to the company, with the balance expected to be delivered at the conclusion of the program, during the second quarter of 2019.

Earnings Conference Call

The Hanover will host a conference call to discuss its fourth quarter results on Thursday, January 31, at 10:00 a.m. Eastern Time.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-877-270-2148 in the U.S. and 1-412-902-6510 internationally. Web-cast participants should go to the website 15 minutes early to register, download and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover's fourth quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheet
	December 31	December 31
($ in millions)	2018	2017
Assets
Total investments	$7,287.4	$6,888.2
Cash and cash equivalents*	1,020.7	297.9
Premiums and accounts receivable, net	1,176.7	1,095.7
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,648.6	1,625.5
Other assets	1,208.9	1,095.7
Assets held-for-sale	57.4	4,466.6
Total assets	$12,399.7	$15,469.6
Liabilities
Loss and loss adjustment expense reserves	$5,304.1	$5,058.5
Unearned premiums	2,277.8	2,131.7
Debt (includes the FHLB loan retired on January 2, 2019)	777.9	786.9
Other liabilities (includes the special dividend for an aggregate $193.4 million)	1,063.0	787.6
Liabilities held-for-sale	22.2	3,707.2
Total liabilities	$9,445.0	$12,471.9
Total shareholders’ equity	2,954.7	2,997.7
Total liabilities and shareholders’ equity	$12,399.7	$15,469.6

* Includes $779 million in initial cash consideration received in connection with the sale of Chaucer.

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statement	Three Months ended		Year ended
	December 31		December 31
($ in millions)	2018	2017	2018	2017
Revenues
Premiums earned	$1,082.0	$1,023.4	$4,254.4	$3,980.4
Net investment income	69.4	62.6	267.4	243.9
Net realized and unrealized investment gains (losses)
Net realized gains (losses) from sales and other	(2.6)	1.7	(2.7)	26.7
Net change in fair value of equity securities	(50.1)	-	(43.4)	-
Net other-than-temporary impairment losses on investments recognized in earnings	(1.8)	(1.1)	(4.6)	(5.6)
Total net realized and unrealized investment gains (losses)	(54.5)	0.6	(50.7)	21.1
Fees and other income	5.9	5.9	23.2	22.5
Total revenues	1,102.8	1,092.5	4,494.3	4,267.9
Losses and expenses
Losses and loss adjustment expenses	706.1	641.4	2,724.6	2,579.6
Amortization of deferred acquisition costs	227.1	215.1	891.8	840.7
Interest expense	11.2	11.3	45.1	45.2
Loss from repayment of debt	26.3	-	28.2	-
Other operating expenses	131.0	129.4	522.1	509.5
Total losses and expenses	1,101.7	997.2	4,211.8	3,975.0
Income from continuing operations before income taxes	1.1	95.3	282.5	292.9
Income tax expense (benefit)	(1.0)	23.4	43.5	76.8
Income from continuing operations	2.1	71.9	239.0	216.1
Discontinued operations
Gain from sale of Chaucer business, net of taxes	131.9	-	131.9	-
Income (loss) from Chaucer business, net of taxes	(10.5)	(4.8)	20.0	(13.1)
Income (loss) from discontinued life business, net of taxes	0.1	(15.6)	0.1	(16.8)
Net income	$123.6	$51.5	$391.0	$186.2

The following is a reconciliation from operating income to net income(11):

The Hanover Insurance Group, Inc.
	Three Months ended December 31				Year ended December 31
	2018		2017		2018		2017
($ In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$57.4		$69.2		$265.7		$177.4
Personal Lines	36.5		41.6		146.2		158.7
Other	(0.8)		(1.8)		(5.4)		(8.8)
Total	93.1		109.0		406.5		327.3
Interest expense	(11.2)		(11.3)		(45.1)		(45.2)
Operating income before income taxes	81.9	$1.91	97.7	$2.27	361.4	$8.40	282.1	$6.56
Income tax expense on operating income	(17.0)	(0.40)	(31.9)	(0.74)	(69.3)	(1.61)	(89.5)	(2.08)
Operating income after income taxes	64.9	1.51	65.8	1.53	292.1	6.79	192.6	4.48
Non-operating items:
Net realized gains (losses) from sales and other	(2.6)	(0.06)	1.7	0.04	(2.7)	(0.06)	26.7	0.62
Net change in fair value of equity securities*	(50.1)	(1.17)	-	-	(43.4)	(1.01)	-	-
Net other-than-temporary impairment losses on investments recognized in earnings	(1.8)	(0.04)	(1.1)	(0.03)	(4.6)	(0.11)	(5.6)	(0.13)
Loss from repayment of debt	(26.3)	(0.61)	-	-	(28.2)	(0.65)	-	-
Other	-	-	(3.0)	(0.07)	-	-	(10.3)	(0.24)
Income tax benefit on non-operating items	18.0	0.42	8.5	0.20	25.8	0.60	12.7	0.30
Income from continuing operations, net of taxes	2.1	0.05	71.9	1.67	239.0	5.56	216.1	5.03
Discontinued Operations
Gain from sale of Chaucer business, net of taxes	131.9	3.08	-	-	131.9	3.07	-	-
Income (loss) from Chaucer business, net of taxes	(10.5)	(0.25)	(4.8)	(0.11)	20.0	0.46	(13.1)	(0.30)
Income (loss) from discontinued life business, net of taxes	0.1	-	(15.6)	(0.36)	0.1	-	(16.8)	(0.40)
Net income	$123.6	$2.88	$51.5	$1.20	$391.0	$9.09	$186.2	$4.33
Weighted average shares outstanding		42.9		43.0		43.0		43.0

* This line item was not required under GAAP until 2018

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Use of the words "believes," "anticipates," "expects," “projections,” “potential,” “forecast,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to,” “committed to,” “looking ahead,” “ability to,” “will,” “will remain,” “will continue,” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment, and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance.  Actual results could differ materially.

In particular, “forward-looking statements“ include statements in this press release or in the related conference call regarding our ability to deliver on long-term goals and objectives, specifically continuing to leverage the strengths of the agency distribution channel by providing partners with more capabilities and using proprietary analytics; further expansion of specialty capabilities and business specialization through selective appetite expansion and product build-outs; driving innovation across the firm to deliver new solutions, enhance acquisition opportunities, enhance data and analytics and drive process efficiencies; ability to generate top-quartile industry returns; the likelihood the sale of the Irish and Australian Chaucer entities to China Re will be consummated by the end of the first quarter of 2019; expected benefits of the sale, including reduced catastrophe exposure, earnings volatility and capital flexibility; receipt of the up to $45 million contingent consideration; success of efforts to manage the expense ratio while funding certain business initiatives; ability to generate strong growth, attractive margins, and return on equity; strength of the balance sheet and capital base; ability to grow in lines with adequate pricing and target profitability; the level of comfort and strength of reserves; ability to deliver above-target profit margins; ability to grow Commercial Lines selectively while maintaining stable underwriting profits; pricing compared to long-term loss trends; pricing segmentation and mix improvement initiatives to help mitigate long-term loss trends; volatility in commercial and personal property lines; Specialty growth opportunities to contribute to the positive growth and earnings trajectory; workers’ compensation loss trends and pricing pressure; future trends of commercial multi-peril liability claims; frequency and bodily injury severity trends in personal and commercial auto; commercial auto performance, including price and underwriting execution to offset increases in liability claims; ability to increase rates in sectors with higher bodily injury severity; expected effective tax rate of approximately 21% in 2019; use of capital; increased investment income from higher operating cash flows and interest rates; volatility in unrealized gains and losses; ability to achieve additional rate increases in 2019; further rate increases in Commercial auto; and the ability to achieve components or the sum of the full year 2019 guidance, including net premiums written growth to be in the mid-single digits, net investment income growth to be in the mid-single-digits, improvement in the expense ratio; combined ratio, excluding catastrophe losses, to be 91 to 92 percent, among others; are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current and prior accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, and “longer tail” products such as commercial and personal liability; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current competitive financial, economic and political environment and lower federal income taxes on rates, investment income,  the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company and its capital requirements, as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment; (vii) the inherent uncertainties of predicting future loss and pricing trends; and (viii) the risk that the sale of the Irish and Australian entities will not close. Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in the company's annual report on Form 10-K and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under "Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state and federal regulation or regulatory actions; financial ratings actions; operational and technology risks and technological innovations, including the risk of cyber-security breaches; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare and Commercial and Personal Auto) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP Financial Measures

As discussed on pages 45-46 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss and LAE ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), fair value changes on equity securities, gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued

operations and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2017 Annual Report on pages 80-83.

Net realized investment gains and losses, which as a result of the implementation of a new accounting standard in 2018 also includes changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items, such as employee termination costs incurred in connection with the company’s expense initiative. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before both interest expense and taxes. The Hanover believes that metrics of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development). A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a separate discussion excluding the effect of catastrophe losses is meaningful for investors to understand the underlying trends and variability of periodic earnings, losses and combined ratio results.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding prior-year reserve development is helpful to investors since it provides insight into both its estimate of current accident year results and the accuracy of prior-year estimates. Calendar year loss and LAE ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development.  Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP.  A reconciliation of operating income to income from continuing operations and net income for the three months and years ended December 31, 2018 and 2017 is set forth in the table on page 9 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development.  The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses on fixed maturity investments, divided by the number of common shares outstanding.

In the fourth quarter of 2018, in order to illustrate the impact of the special dividend which was declared on December 30, 2018, but not paid until January 25, 2019, book value growth excluding the impact of the special dividend, a non-GAAP metric, was presented.

Operating return on equity (“ROE”) and adjusted operating ROE are non-GAAP measures. See end note (6) for a detailed explanation of how these measures are calculated. Operating ROE is based on non-GAAP operating income, and adjusted operating ROE is a measure of operating income as a return on only that portion of shareholders’ equity attributable to the continuing business.  For measurement periods prior to the close of the Chaucer transaction, which occurred on December 28, 2018, "equity attributable to Chaucer”, which was the reported as held for sale, is excluded.  For measurement periods post-closing, “the un-deployed equity”, is excluded.  This eliminates the dilutive impact of any excess capital that would have been included in “equity attributable to Chaucer” and “the un-deployed equity” for the corresponding periods presented. Had the actual Chaucer equity for all prior periods been used, the adjusted operating ROE for the continuing businesses for each of the reported periods would have been higher than illustrated in this disclosure. Management believes that these measures are helpful to investors and financial analysts in that they provide insight to the capital used by, and results of, continuing operations exclusive of interest, taxes and other non-operating items. These measures should not be construed as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

ABOUT THE HANOVER

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include three operating segments: Commercial Lines, Personal Lines and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995. As discussed in the September 13, 2018 press release, the Chaucer segment is now classified in discontinued operations for all presented periods starting in the third quarter of 2018.

Endnotes

(1)

Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 9 of this press release. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)	The following is a calculation of book value per share and book value, excluding the impact of the $4.75 special dividend declared on December 30, 2018:

Three Months ended
Book value per share growth calculation:	December 31, 2018
End of period book value	$69.81
Less beginning of period book value	70.40
Change in book value	(0.59)
Special dividends declared of December 30, 2018	4.75
Change in book value and declared special dividend	$4.16

Change in book value *	(0.8)%
Special dividend declared to shareholders as percentage of beginning book value**	6.7%
Total change in book value, adding back the impact of special dividend	5.9%

*Change in book value divided by beginning book value

**Special dividend declared to shareholders divided by the beginning book value

(3)

Combined ratio, excluding catastrophes, is a non-GAAP measure, which is equal to the combined ratio, excluding catastrophe losses. This measure and measures excluding prior-year reserve development (“current accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes:

	Three Months ended
	December 31, 2018
	Commercial Lines	Personal Lines	Total

Total combined ratio	98.2%	96.0%	97.4%
Less: catastrophe ratio	7.3%	0.7%	4.6%
Combined ratio, excluding catastrophe losses	90.9%	95.3%	92.8%

	Three Months ended
	December 31, 2017
	Commercial Lines	Personal Lines	Total

Total combined ratio	95.4%	94.0%	95.0%
Less: catastrophe ratio	4.8%	3.0%	4.1%
Combined ratio, excluding catastrophe losses	90.6%	91.0%	90.9%

	Year ended
	December 31, 2018
	Commercial Lines	Personal Lines	Total

Total combined ratio	96.4%	95.5%	96.1%
Less: catastrophe ratio	5.6%	4.5%	5.2%
Combined ratio, excluding catastrophe losses	90.8%	91.0%	90.9%

	Year ended
	December 31, 2017
	Commercial Lines	Personal Lines	Total

Total combined ratio	99.3%	94.1%	97.3%
Less: catastrophe ratio	7.1%	5.1%	6.4%
Combined ratio, excluding catastrophe losses	92.2%	89.0%	90.9%

(4)

Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP combined ratio to the current accident year combined ratio, excluding catastrophes:

Three Months ended
December 31, 2018
	Commercial Lines	Personal Lines	Total
Total combined ratio	98.2%	96.0%	97.4%
Less:
Prior-year reserve development ratio	(2.5)%	3.5%	-
Catastrophe ratio	7.3%	0.7%	4.6%
Current accident year combined ratio, excluding catastrophe losses	93.4%	91.8%	92.8%

December 31, 2017
Total combined ratio	95.4%	94.0%	95.0%
Less:
Prior-year reserve development ratio	(1.5)%	2.3%	-
Catastrophe ratio	4.8%	3.0%	4.1%
Current accident year combined ratio, excluding catastrophe losses	92.1%	88.7%	90.9%

Year ended
December 31, 2018
Total combined ratio	96.4%	95.5%	96.1%
Less:
Prior-year reserve development ratio	(1.3)%	2.0%	-
Catastrophe ratio	5.6%	4.5%	5.2%
Current accident year combined ratio, excluding catastrophe losses	92.1%	89.0%	90.9%

December 31, 2017
Total combined ratio	99.3%	94.1%	97.3%
Less:
Prior-year reserve development ratio	(0.4)%	0.6%	-
Catastrophe ratio	7.1%	5.1%	6.4%
Current accident year combined ratio, excluding catastrophe losses	92.6%	88.4%	90.9%

(5)	The following is a reconciliation of operating income, excluding catastrophe losses to operating income. Operating income is also a non-GAAP measure and is reconciled to net income on page 9.
	Year ended
	December 31, 2018
($ In millions)	Commercial Lines	Personal Lines	Other	Total
Operating income (loss) before income taxes	$265.7	$146.2	($5.4)	$406.5
Less:
Current accident year catastrophe losses	149.1	79.4	-	228.5
Prior accident year favorable catastrophe loss development	(6.8)	(2.5)	-	(9.3)
Operating income (loss) before income taxes, excluding catastrophe losses	$408.0	$223.1	($5.4)	$625.7
	Year ended
	December 31, 2017
	Commercial Lines	Personal Lines	Other	Total
Operating income (loss) before income taxes	$177.4	$158.7	($8.8)	$327.3
Less:
Current accident year catastrophe losses	172.0	80.9	-	252.9
Prior accident year favorable catastrophe loss development	(1.4)	-	-	(1.4)
Operating income (loss) before income taxes, excluding catastrophe losses	$348.0	$239.6	($8.8)	$578.8

(6)

Operating Return on Average Equity and Adjusted Operating Return on Average Equity (“Operating ROE” and “Adjusted Operating ROE”) are non-GAAP measures. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (under the heading in this press release “Non-GAAP Financial Measures”, see end note (1)), by the sum of the total shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the quarters presented, divided by, the number of quarters presented in the period. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. For Adjusted Operating ROE, shareholders’ equity is further adjusted for “equity attributable to Chaucer” for measurement periods prior to the close, which occurred on December 28, 2018 and “the un-deployed equity” for measurement periods post-close, which is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure, and is reconciled in the table on the following page. Operating ROE and Adjusted Operating ROE should not be construed as substitutes for GAAP ROE. See calculations in table on page 19, including the calculation of GAAP ROE using net income and average shareholders’ equity without adjustments:

	Period ended*
($ in millions)	December 31,	March 31,	June 30,	September 30,	December 31,
	2017	2018	2018	2018	2018
Total shareholders' equity (GAAP)	$2,997.7	$2,913.1	$2,939.8	$2,982.4	$2,954.7
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	205.4	0.3	(48.8)	(74.0)	(27.2)
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	2,792.3	2,912.8	2,988.6	3,056.4	2,981.9
Less: Pre-sale, equity attributable to Chaucer; or post-close, un-deployed equity	614.6	614.6	614.6	614.6	656.6
Adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and pre-sale, equity attributable to Chaucer; or post-close, un-deployed equity	$2,177.7	$2,298.2	$2,374.0	$2,441.8	$2,325.3

Average shareholders' equity (GAAP)					$2,957.5
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$2,946.4
Average adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and pre-sale, equity attributable to Chaucer; or post-close, un-deployed equity					$2,323.4

*Prior to 2018, unrealized appreciation (depreciation) also included changes in the fair value of equity securities.  Effective January 1, 2018, as a result of the implementation of a new accounting standard, these changes in fair value are included in net income as a component of net realized and unrealized investment gains and losses.

($ in millions)	Year ended
December 31
Net Income ROE	2018
Net income (GAAP)	$391.0
Average shareholders' equity (GAAP)	$2,957.5
Return on equity	13.2%
Operating Income ROE (non-GAAP)
Operating income after taxes	$292.1
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,946.4
Operating return on equity	9.9%
Adjusted Operating Income ROE (non-GAAP)
Operating income after taxes	$292.1
Average adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and pre-sale, equity attributable to Chaucer; or post-close, un-deployed equity	$2,323.4
Adjusted operating return on equity	12.6%

(7)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses:

Three Months ended
December 31, 2018
	Commercial Lines	Personal Lines	Total
Total loss and LAE ratio	63.1%	68.3%	65.3%
Less:
Prior-year reserve development ratio	(2.5)%	3.5%	-
Catastrophe ratio	7.3%	0.7%	4.6%
Current accident year loss and LAE ratio, excluding catastrophes	58.3%	64.1%	60.7%

December 31, 2017
Total loss and LAE ratio	60.0%	66.4%	62.5%
Less:
Prior-year reserve development ratio	(1.5)%	2.3%	-
Catastrophe ratio	4.8%	3.0%	4.1%
Current accident year loss and LAE ratio, excluding catastrophes	56.7%	61.1%	58.4%

Year ended
December 31, 2018
Total loss and LAE ratio	61.5%	67.7%	64.0%
Less:
Prior-year reserve development ratio	(1.3)%	2.0%	-
Catastrophe ratio	5.6%	4.5%	5.2%
Current accident year loss and LAE ratio, excluding catastrophes	57.2%	61.2%	58.8%

December 31, 2017
Total loss and LAE ratio	63.7%	66.1%	64.7%
Less:
Prior-year reserve development ratio	(0.4)%	0.6%	-
Catastrophe ratio	7.1%	5.1%	6.4%
Current accident year loss and LAE ratio, excluding catastrophes	57.0%	60.4%	58.3%

(8)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(9)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 8 and 9 of the Fourth Quarter 2018 Financial Supplement.

	Three Months ended			Three Months ended
	December 31, 2018			December 31, 2017
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$338.9	$261.1	$600.0	$323.4	$241.5	$564.9
Net premiums earned	$376.3	$268.1	$644.4	$363.3	$252.8	$616.1

	Year ended			Year ended
	December 31, 2018			December 31, 2017
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$1,523.3	$1,087.4	$2,610.7	$1,449.1	$1,012.9	$2,462.0
Net premiums earned	$1,491.8	$1,056.6	$2,548.4	$1,417.0	$982.6	$2,399.6

(10)

Price increases or decreases represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure or insured risk.

(11)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.